Exhibit 2.1

AMENDMENT NO. 1
TO THE
AGREEMENT AND PLAN OF MERGER

AMENDMENT NO. 1 (this "Amendment"), dated April 28, 2008, to the Agreement and Plan of Merger, dated as of January 10, 2008 (the "Merger Agreement"), by and among AmCOMP Incorporated, a Delaware corporation (the "Company"), Employers Holdings, Inc., a Nevada corporation ("Parent"), and Sapphire Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of Parent ("Merger Sub").  Parent, Merger Sub and the Company are sometimes referred to herein as a "Party" and collectively as the "Parties."

WHEREAS, Section 7.4 of the Merger Agreement provides for the amendment of the Merger Agreement in accordance with the terms set forth therein;

WHEREAS, the Parties desire to amend the Merger Agreement as set forth below; and

WHEREAS, the Board of Directors of the Company has (i) determined that it is in the best interests of the Company and its stockholders, and declared it advisable, to enter into this Amendment, (ii) approved the execution, delivery and performance of this Amendment and the consummation of the transactions contemplated hereby, and (iii) resolved to recommend the approval and adoption of the Merger Agreement, as amended by this Amendment, by the stockholders of the Company.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, and intending to be legally bound hereby, the parties hereto do hereby agree as follows:

Section 1.                      Defined Terms.  Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to such terms in the Merger Agreement.

Section 2.                      Amendment to Section 7.3(b).  Section 7.3(b) of the Merger Agreement is hereby deleted and replaced in its entirety with the following:

       "(b)         If

(i)                 (x) at any time on or after the date of this Agreement, a Company Takeover Proposal is made to the Board or the Company or is publicly proposed or publicly disclosed or any Person or group shall have publicly announced or disclosed an intention to make a Company Takeover Proposal, (y) thereafter, this Agreement is terminated by Parent or the Company pursuant to Section 7.1(b) or Section 7.1(g), or by Parent pursuant to Section 7.1(d), and (z) on or within 12 months after the date of such termination, any definitive agreement providing for a Qualifying Transaction shall have been executed or a Qualifying Transaction shall have been consummated with any Person (any such event described in this clause (z), a "Triggering Event");

(ii)                this Agreement is terminated by Parent pursuant to Section 7.1(f); or

(iii)               this Agreement is terminated by the Company or Parent pursuant to Section 7.1(g) and prior to such termination, the Company shall have made a Change of Recommendation or a Withdrawal of Recommendation,

then in any such event the Company shall pay to Parent a fee of $8,000,000 in cash (subject to the proviso in the following clause (1)) (the "Termination Fee"), such payment to be made (1) in the case of termination described in Section 7.3(b)(i), upon the earlier to occur of the execution of an agreement providing for a Qualifying Transaction or consummation of such Qualifying Transaction; provided that if no Triggering Event occurs on or within six months after the date of termination of this Agreement but a Triggering Event occurs thereafter but within twelve months after the date of termination of this Agreement, the amount of the Termination Fee shall instead be $5,000,000 in cash; and (2) in the case of a termination described in Section 7.3(b)(ii) or Section 7.3(b)(iii), within two Business Days after such termination.  In addition, in the case of any termination of this Agreement pursuant to Section 7.1(g), (1) the Expenses of Parent shall be paid by the Company to Parent in cash (A) concurrently with and as a condition to any such termination effected by the Company and (B) on the second Business Day following any such termination effected by Parent, and (2) the amount of such Expenses so paid shall not be in excess of $2,000,000 and shall be credited against the Termination Fee that is or becomes payable in connection with such termination pursuant to this Section 7.3(b).  For the avoidance of doubt, the Company shall not be required to pay the Termination Fee or the Expenses pursuant to more than one clause of this Section 7.3(b).  For the purposes of this Agreement, a "Qualifying Transaction" means any Company Takeover Proposal (substituting "50%" for "15%" in the definition of "Company Takeover Proposal")."

Section 3.                      No Other Amendments to Merger Agreement.

3.1                  On and after the date hereof, each reference in the Merger Agreement to "this Agreement", "herein", "hereof", "hereunder" or words of similar import shall mean and be a reference to the Merger Agreement as amended hereby.  Notwithstanding the foregoing, references to the date of the Merger Agreement, as amended hereby, shall in all instances continue to refer to January 10, 2008, references to "the date hereof" and "the date of this Agreement" shall continue to refer to January 10, 2008, and references to the date of the Amendment and "as of the date of the Amendment" shall refer to April 28, 2008.

3.2                  Except as otherwise expressly provided herein, all of the terms and conditions of the Merger Agreement remain unchanged and continue in full force and effect.  This Amendment is limited precisely as written and shall not be deemed to be an amendment to any other term or condition of the Merger Agreement or any of the documents referred to therein.

Section 4.                      Effect of Amendment.  This Amendment shall form a part of the Merger Agreement for all purposes, and each party hereto and thereto shall be bound hereby.  From and after the execution of this Amendment by the Parties, any reference to the Merger Agreement shall be deemed a reference to the Merger Agreement as amended hereby.  This Amendment shall be deemed to be in full force and effect from and after the execution of this Amendment by the Parties.

Section 5.                      Governing Law.  This Amendment shall be governed by, and construed in accordance with, the laws of the State of Delaware.

Section 6.                      Counterparts.  This Amendment may be executed in counterparts (including by facsimile), all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart.

Section 7.                      Headings.  The descriptive headings of the several Sections of this Amendment were formulated, used and inserted in this Amendment for convenience only and shall not be deemed to affect the meaning or construction of any of the provisions hereof.

[Execution page follows.]

IN WITNESS WHEREOF, the Parties have signed or caused this Amendment to be signed by their respective officers thereunto duly authorized all as of the date first written above.

AMCOMP INCORPORATED

By:	/s/ Kumar Gursahaney
	Name:	Kumar Gursahaney
	Title:	Senior Vice President, Chief Financial Officer

EMPLOYERS HOLDINGS, INC.

By:	/s/ Lenard T. Ormsby
	Name:	Lenard T. Ormsby
	Title:	Executive Vice President, Chief Legal Officer and General Counsel

SAPPHIRE ACQUISITION CORP.

By:	/s/ Lenard T. Ormsby
	Name:	Lenard T. Ormsby
	Title:	Executive Vice President, Chief Legal Officer and General Counsel

[Signature Page to Amendment]